Exhibit 23.2

Consent of Independent registered accounting firm

We consent to the use in this Registration Statement on Form S-1 of Arteris, Inc. of our report dated June 11, 2021, relating to the financial statements of Magillem Design Services SA and to the reference to our firm under the heading “experts” in the prospectus, which is part of this Registration Statement.

/s/ Mazars
Mazars

Courbevoie, October 18, 2021